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                                                                   EXHIBIT 10.81


                        COMPLETION GUARANTY AND AGREEMENT


         THIS COMPLETION GUARANTY AND AGREEMENT ("Agreement") is made as of the 30th day of January 1998 between AHP OF [INDIANA], INC., an Indiana corporation ("Owner") and BALANCED CARE CORPORATION., a Delaware corporation ("Guarantor" )


         WHEREAS, _________________________________("General Contractor") has
entered into a Construction Contract dated as of ________________________________(the "Construction Contract") which has been assigned to the Owner with the consent of the General Contractor pursuant to which the General Contractor has agreed to construct, for the benefit of the Owner, a [___]-story building containing approximately [________] gross square feet of building area and related site improvements (collectively, the "Facility") on a certain parcel of land containing approximately [_________] acres owned by the Owner in [Evansville, Indiana] (the "Land"; the Land, together with all Facility to be placed or erected thereon, being hereinafter sometimes referred to as the "Premises") in accordance with plans, specifications, drawings and addenda referred to in the Construction Contract (the "Plans and Specifications") and approved by the Owner; and


         WHEREAS, Owner has agreed to acquire the Land and construct and develop the Facility thereon (hereinafter sometimes referred to as the "Project") on the terms and conditions set forth in that certain Facility Agreement (the "Facility Agreement") entered into between Guarantor and American Health Properties, Inc., a Delaware corporation ("American Health"), the sole shareholder of Owner; and


         WHEREAS, BCC Development and Management Co., a Delaware corporation ("Developer") has agreed to construct the Project and cause the Facility to be opened pursuant to that certain Development Agreement of even date herewith (the "Development Agreement") entered into between Developer and Owner (all capitalized terms used in this Agreement shall be defined as in the Development Agreement unless specified herein to the contrary); and


         WHEREAS, as a material inducement to American Health to enter into the Facility Agreement and to cause Owner to acquire the Land and to cause the Project to be developed and constructed thereon, Guarantor has agreed to guarantee the lien-free completion of the Facility, and the payment of any amounts incurred by the Owner for the development, construction and completion of the Project which exceed an agreed amount, all as hereinafter set forth.


         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       GUARANTY.

         1.1. Guaranty. For valuable consideration, Guarantor hereby (a) irrevocably and unconditionally guarantees the full, faithful and punctual performance, fulfillment and observance of all of the obligations and liabilities of Developer under the Development Agreement and the


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payment and performance of all Obligations; (b) waives notice of and consents and agrees that, without notice to or by Guarantor and without affecting or impairing in any way the obligations of Guarantor hereunder, Owner may do any one or more of the following: (i) accelerate the maturity of, accept partial payments of, compromise or settle, renew, or extend the time for the payment, discharge, or performance of any or all Obligations due or owed to Owner from Developer; (ii) grant any other indulgence to Developer or any other person in respect of any or all of the Obligations and any other matter; (iii) release, substitute or add any one or more endorsers or guarantors of all or any part of the Obligations, including, without limitation, one or more parties to this instrument; (iv) amend, alter or change in any respect whatsoever any term or provision relating to any or all of the Obligations; (v) apply any sums received from Developer or any other guarantor, or from the disposition of any collateral or security, to any indebtedness or other obligation whatsoever owing from such person or secured by such collateral or security, in any order and regardless of whether such indebtedness or obligation is part of the Obligations, is secured, or is due and payable; and (vi) apply any sums received from Guarantor or from the disposition of any collateral or security securing the obligations of Guarantor, to any of the Obligations in any order, regardless of whether or not such Obligations is secured or is due and payable, (c) consents to any and all amendments, extensions and renewals of the Development Agreement, any and all assignments, subleases and other actions that may be permitted thereunder by Guarantor or the Owner, any and all other amendments, extensions and renewals, any and all advances, extensions, settlement, compromises, favors and indulgences, any and all receipts, substitutions, additions and releases of persons primarily or secondarily liable, and any and all acceptances by the Owner of negotiable instruments, commercial paper and other property, and agrees that none of the foregoing, should there be any, shall discharge or affect in any way the liability of Guarantor hereunder; (d) agrees that all rights and remedies of the Owner under the Development Agreement and hereunder shall survive any discharge, moratorium or other relief granted any person primarily or secondarily liable in any proceeding under federal or state law relating to bankruptcy, insolvency or the relief or rehabilitation of debtors, and any consent by the Owner to, or participation by the Owner in the proceeds of, any assignment, trust or mortgage for the benefit of creditors, or any composition or arrangement of debts, may be made without Guarantor being discharged or affected in any way thereby; (e) waives any right to require marshaling or exhaustion of any right or remedy against any person, collateral or other property and (f) waives (i) presentment for payment, demand, protest, and notice thereof as to any instrument, and all other notices and demands to which Guarantor might be entitled, including without limitation notice of all of the following: the acceptance hereof; the creation, existence, or acquisition of any Obligations; the amount of the Obligations from time to time outstanding; any adverse change in Developer's financial position; any other fact which might increase Guarantor's risk; any default, partial payment or non-payment of all or any part of the Obligations; and any and all agreements and arrangements between Owner and Developer and any changes, modifications, or extensions thereof; (ii) the right to jury trial in any action in which Owner is a party; (iii) any right to require Owner to institute suit against, or to exhaust its rights and remedies against, Developer or any other person, or to proceed against any property, real or personal, tangible or intangible, which secures all or any part of the Obligations or this Guaranty, or to exercise any other right or power, or pursue any other remedy Owner may have; (iv) any defense arising by reason of any disability or other defense of Developer with respect to all or any part of the Obligations and (v) to the maximum extent permitted by applicable Laws, any other defense which Guarantor may have with respect to any claim of Owner under this Guarantee.


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         1.2.     Effect of Bankruptcy. Guarantor agrees that its liability
hereunder shall not be affected in any way by any election made by Owner in any proceeding instituted by or against Developer or any Guarantor under Chapter 7 or Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss. 101 et seq., (the "Bankruptcy Code") including but not limited to any election or other item in connection with the application of ss. 1111(b)(2) of the Bankruptcy Code; or by any borrowing or grant of a secured interest by Developer, as debtor-in-possession, under ss. 364 of the Bankruptcy Code; or by the disallowance, under ss. 502 of the Bankruptcy Code, of all or any portion of Owner's claim against Developer or any other guarantor for repayment of any part of the Obligations. In any bankruptcy or other proceeding in which the filing of claims is required by Law, Guarantor shall file all claims which it may have against Developer relating to any Obligation or other indebtedness or obligation of Developer to Guarantor and shall assign to Owner all rights of Guarantor thereunder or otherwise with respect thereto. If Guarantor fails to file such claim, Owner as attorney-in-fact for Guarantor, is hereby authorized to do so without notice to Guarantor and in the name of Guarantor, or, in Owner's sole discretion, to assign the claims to a nominee and to cause proof of claim to be filed in the name of Owner's nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked or otherwise terminated. Owner or its nominee shall have the right in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Owner the amount payable on such claim, and to the full extent necessary for that purpose, Guarantor hereby assigns to Owner all of Guarantor's rights to any such payments or distributions; provided, however, Guarantor's obligations under this Section 1.2 shall not be satisfied except to the extent that Owner receives cash by reason of any such payment or distribution.

         1.3. "Obligations". The term "Obligations" shall mean all obligations owed to Owner by Developer under the Development Agreement or otherwise and any other expenses of, for or incidental to enforcement or collection thereof (including but not limited to legal fees and costs incurred in connection with any action, motion or other proceeding which is part of or relates to any state or federal insolvency or debtor relief case or proceeding wherein Developer or Guarantor is the debtor). Until all of the Obligations has been paid, performed and discharged in full, nothing shall discharge or satisfy the liability of Guarantor hereunder except the full performance and payment of the Obligations.

         1.4. Guarantee of Payment. This Guarantee is not a guarantee of collection but rather this Guaranty is an irrevocable, absolute and unconditional guarantee of payment and performance of each and every one of the Obligations. Guarantor hereby irrevocably and unconditionally covenants and agrees that Guarantor is liable for the Obligations as a primary obligor. Any Obligation may be enforced by Owner against Guarantor separately without enforcing compliance with any other Obligation and without waiving the right subsequently to enforce any other Obligation guaranteed hereunder.

         1.5. Warranty of Guarantor. Guarantor hereby represents and warrants to Owner that (a) this Guarantee is executed at Developer's request,
(b) Guarantor has reviewed and has been advised by legal counsel regarding all of the terms and provisions of the Transaction Documents including but not limited to the Development Agreement and the Plans and Specifications referred to therein,


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(c) Owner has made no representation, promise, covenant or statement to
Guarantor with regard to the site, Developer, Plans and Specifications or any other aspect of the Project or Transaction Documents, (d) Guarantor has established adequate means of obtaining from Developer and from other sources, on a continuing basis, financial and other information pertaining to Developer's financial condition, the Property, the progress of construction of the Project and the status of Developer's performance under the Transaction Documents and
(e) Guarantor has not and will not sell, lease, assign, encumber, hypothecate or otherwise transfer or convey any material portion of Guarantor's assets. Guarantor hereby agrees that Owner shall have no duty to disclose or report to Guarantor any information now or hereafter known to Owner relating to the business, operation, condition or assets of Developer. Owner shall have no duty to inquire into the authority or powers of Developer or any officer, employee, contractor or other agent of Developer.

2.       GUARANTOR'S REPRESENTATIONS AND WARRANTIES.

         Guarantor represents and warrants to Owner and American Health that:

         2.1. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         2.2. Guarantor has the requisite power and authority to own its properties and to carry on business as now being conducted and as contemplated under this Agreement.

         2.3. Guarantor has the power to execute, deliver and perform this Agreement, and the execution, delivery and performance by Guarantor of this Agreement have been duly authorized by all requisite action and will not violate any provision of law, any order of any court or other agency of government or any indenture, agreement or other instrument to which Guarantor is a party, or by which it is bound, or be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the property or assets of Guarantor.

         2.4. There is no action, suit or proceeding at law or in equity (including, without limitation, actions, suits or proceedings by any civic group) or by or before any governmental instrumentality or other agency now pending, or, to the "Best Knowledge" (as defined in the Facility Agreement) of Guarantor, threatened against or affecting Guarantor or the Project, which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, (financial or otherwise) of Guarantor or the Project.

         2.5. Guarantor owns one hundred percent (100%) of Developer and owns one hundred percent (100%) of the person which will manage the Project upon Final Completion. Guarantor will, therefore and for other reasons, benefit directly from the development of the Project. Guarantor is fully aware of and shall be solely responsible for keeping itself informed regarding the financial condition of Developer from time to time and Guarantor waives any requirement at law, in equity or otherwise which would obligate Owner to keep Guarantor apprised of the financial condition of Developer.


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         2.6.     Developer has filed the Plans and Specifications with all
appropriate political subdivisions, agencies or instrumentalities exercising jurisdiction over the Project or any aspect thereof and has obtained therefrom all required building permits.

         2.7. Completion of the Facility in accordance with the Plans and Specifications will result in a complete [___]-unit assisted living facility entitled to be licensed and fully licensed as such by the appropriate authorities within the State, County and municipality in which the facility is located and certified, to the extent required from time to time, by the Medicare program and will not violate any building, zoning, subdivision, land-use, health, sanitation or environmental protection ordinance, regulation or law.

         2.8. To Guarantor's Best Knowledge, no Hazardous Substances (as hereinafter defined) are located on the Land or have been released into the environment or deposited, discharged, placed or disposed of at, on, under or near the Land. No portion of the Land is being used or, to Guarantor's Best Knowledge, has been used at any previous time for the disposal storage, treatment, processing or other handling of Hazardous Substances nor is the Land affected by any Hazardous Substances (as defined in the Development Agreement).

         2.9. Except as disclosed in Schedule I attached hereto, to Guarantor's Best Knowledge, no Hazardous Substances are located in the vicinity of the Land, no property adjoining the Land is being used or has ever been used at any previous time for the disposal, storage, treatment, processing or other handling of Hazardous Substances, nor has any other property adjoining the Land been contaminated or otherwise affected by Hazardous Substances.

         2.10. To Guarantor's Best Knowledge, no asbestos or asbestos containing materials have been installed, used, incorporated into, or disposed of on the Land nor will any such materials be installed, used, incorporated into or disposed of within or as a part of the Project.

         2.11. To Guarantor's Best Knowledge, no underground storage tanks are located on the Land or were located on the Land and subsequently removed or filled.

         2.12. To Guarantor's Best Knowledge, no investigation, administrative order or notice, consent order and agreement, litigation or settlement with respect to Hazardous Substances is proposed, threatened, anticipated or in existence with respect to the Land. The Land and its existing and, to Guarantor's Best Knowledge, prior uses comply and at all time have complied with any applicable governmental requirements relating to environmental matters or Hazardous Substances. There is no condition on the Land which is in violation of any applicable governmental requirements relating to Hazardous Substances, and Guarantor has not received any communication from or on behalf of any governmental authority that any such condition exists. The Land is not currently on and, to Guarantor's Best Knowledge after diligent investigation and inquiry, has never been on any federal or state "Superfund" or "Superlien" list, nor is Guarantor aware that the Land is anticipated or threatened to be placed on such 1ist

         2.13. Subject only to payment of fees to be paid as contemplated by the Approved Budget (as defined in the Development Agreement), all utility and municipal services required for the construction, occupancy and operation of the Facility, including, but not limited to, water supply,


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storm and sanitary sewage disposal systems, gas, electric and telephone facilities, are available for use and tap-on at the boundaries of the Land, and written permission has been or will be obtained from the applicable utility companies or municipalities to connect the Facility into each such service.

         2.14. The storm and sanitary sewage disposal system, water system and all mechanical systems of the Premises comply (or when constructed will comply) with all applicable environmental, pollution control and ecological laws, ordinances, rules and regulations. There are no environmental protection agency, pollution control board or other governmental authority approvals required in connection with construction, tap-on and operation of such systems.

3.       COMPLETION GUARANTY.

         If for any reason or under any contingency any Contractor shall abandon the construction of the Facility, or, fail to Finally Complete the Project within the maximum construction time and in accordance with the terms of the Construction Contract and pay all costs therefor including without limitation all amounts owed to subcontractors, laborers and materialmen (provided that Owner makes payment to the Contractor as provided in the Development Agreement), then in any such event, Guarantor shall assume all responsibility for Final Completion of the Facility in accordance with the terms of the Construction Contract and the Development Agreement, and, at Guarantor's sole cost and expense, cause the Project to be Finally Completed in accordance with the Construction Contract and Development Agreement, including without limitation, the Plans and Specifications, free and clear of any liens for labor or materials entered or filed against the Land or the Facility in connection with such work. Upon the occurrence of a default by the General Contractor under the Construction Contract, Guarantor agrees, without the need of any demand by the Owner, to assume direct responsibility and control over construction and the Final Completion of the Facility and payment of all subcontractors and to proceed diligently and with dispatch to cure the default (if curable by Guarantor) and Finally Complete the Facility in accordance with the terms and conditions of the Construction Contract and the Development Agreement. Guarantor hereby agrees that any and all rights of the undersigned in and to the Premises, whether by lien or otherwise, which arise by virtue of the performance of any of Guarantor's obligations contained herein are and at all times shall be and remain subject and subordinate to the terms and conditions of the Development Agreement, the Transaction Documents and all other documents executed in connection therewith, and further agrees to execute, acknowledge and record such documents in [Vanderburgh] County, [Indiana] as Owner may deem necessary in order to implement and evidence such subordination.


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4.       GUARANTY OF PROJECT COSTS.

         4.1. Guarantor hereby unconditionally guarantees to pay from its own funds the amount, if any, by which the "Total Project Costs" incurred by the Owner (including costs incurred by Developer or Guarantor on behalf of the Owner) for the development, construction and Final Completion of the Project in accordance with the provisions of the Development Agreement exceed the sum of $_______________ (the "Maximum Project Amount") for any reason, even if beyond the control of Developer or Guarantor (including by way of example and not limitation construction delays due to acts of God, shortages of materials or obtaining necessary permits or approvals or other Unavoidable Delays). In the event Total Project Costs are in excess of the Maximum Project Amount, then Guarantor shall pay the amount of such excess without demand by the Owner. To the extent Construction Advances are required to be paid by Owner pursuant to the Development Agreement but are not advanced or otherwise available for use in developing, constructing and completing the Project solely because of a default by the Owner, Guarantor shall not be responsible to advance such amount.

         4.2. The costs which comprise Total Project Costs consist of the following costs and expenses incurred by or on behalf of the Owner in connection with the development, construction and Final Completion of the Project, regardless of whether said costs are paid directly by the Owner or by Guarantor on behalf of the Owner:

         (a) All costs and expenses incurred for acquisition of the Land, including title insurance charges and premiums, transfer taxes (if any), survey expenses and legal expenses;

         (b) All payments to the General Contractor, subcontractors, materialmen, suppliers, laborers and workmen hired by or on behalf of the Owner to construct the Facility;

         (c) Insurance costs during the "Construction Period", which for purposes of this Agreement shall mean the period which commenced at the start of construction of the Facility and which will end on the "Termination Date", as that term is defined in Section 6.1 hereof;

         (d) Fees of architects, engineers, consultants (including but not limited to fees of Guarantor under that certain Development Agreement of even date) and appraisers engaged with respect to the construction of the Project; fees of attorneys of Guarantor and the Owner incurred in connection with negotiating the lease with Assisted Care Operators of [ ], LLC, a Delaware limited liability company (the "Tenant"), the financing commitments and loan documents with the Construction Lender and the contracts with the Genera1 contractor. architects, engineers and other consultants;

         (e) Real estate taxes during the Construction Period and all other taxes levied, assessed or imposed on the Project during the Construction Period;

         (f) All water and sewer and other utility expenses during the Construction Period;

         (g) All costs and expenses which are the obligation of the Developer or Guarantor under any construction contract (including but not limited to the Construction Contract) or any other





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contract or agreement entered into by Developer or Guarantor on behalf of the
Owner or by the Owner with the consent of Guarantor for the construction and Final Completion of the Projects;

         (h) All costs and expenses incurred in obtaining all licenses, permits and approvals required for the operation of the Premises as a duly licensed assisted living facility;

         (i) All costs and expenses incurred by the Owner in connection with the enforcement of its rights under the Development Agreement and the Transaction Documents (as defined in the Development Agreement) arising out of the failure by the Developer to perform fully its obligations under the Development Agreement or the failure of Guarantor to perform its obligations under this Agreement, including, without limitation, the reasonable fees and expenses of its attorneys and travel, lodging and other out-of-pocket expenses of its officers and other representatives; provided, however, that Total Project Costs shall not include general operating expenses of the Owner;

         (j) all fees payable to Developer pursuant to the Development Agreement; and

         (k) all other "Costs of Construction" (as defined in the Development Agreement).

5.       DEFAULTS AND REMEDIES; INDEMNIFICATION.

         5.1. The occurrence of one or more of the following shall, at the option of the Owner, constitute an Event of Default by Guarantor hereunder:

         (a) Developer shall fail to observe and perform any material term, covenant and condition on its part to be performed under the Development Agreement when such observance or performance is due; provided, however, that if the Transaction Documents provide a grace or cure period within which to cure such default, Guarantor shall have the right to cure such default within the time provided in the Transaction Documents;

         (b) Any Event of Default by or on the part of Developer, Guarantor or the affiliates of either or by Tenant or its affiliates shall have occurred and continue under any one or more of the Transaction Documents;

         (c) Developer shall have failed to make any payment or perform any other material obligation under any contract for the Project on the date such payment or performance is due; provided, however, if such contract or agreement provides a grace or cure period within which to cure the default, Guarantor shall have the right to cure the default within the time period provided in the applicable contract or agreement;

         (d) Guarantor shall have failed to observe and perform any one or more of the terms, covenants and agreements on its part to be observed and performed under this Agreement other than matters covered by the other subsections of this Section 5.1, and such failure shall have continued for a period of thirty (30) days after notice specifying such default and demanding that the same be cured shall have been given to Guarantor (provided that such thirty (30) day cure period shall be extended for the period of time that Guarantor is prevented from curing a default by reason of matters beyond the reasonable control of Guarantor so long as the commences such


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curing during the said thirty (30) day period, Guarantor diligently thereafter pursues such cure to completion and such failure is cured in all events within 120 days of the date of notice specifying the default);

         (e) A court of competent jurisdiction shall enter a decree or order for relief in respect to Guarantor in any involuntary case under the Federal Bankruptcy Code or any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or appointing a receiver, liquidator, trustee or similar official of Guarantor or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and such decree or order shall remain and stay in effect for a period of one hundred twenty (120) consecutive days; or

         (f) Guarantor shall commence a voluntary case under the Federal Bankruptcy Code or any applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under such law, or shall consent to the appointment or taking possession by a receiver, liquidator, trustee or similar official of Guarantor or for any substantial part of its property.


Guarantor shall give Owner written notice of any act, omission or condition constituting a default or which would, with the passage of time or giving of notice (or both), constitute a default under this Agreement within five (5) days of discovery.

         5.2. Upon the occurrence of any Event of Default (but not prior thereto), the Owner, in addition to any other remedy available at law or in equity, shall be entitled to:

         (a) After not less than two (2) business days notice to Guarantor of its intention to do so (except in the case of an emergency, in which case no prior notice shall be required), make any payments or perform any obligations due under the Development Agreement which the Developer is required to pay or perform under the terms of the Development Agreement or Guarantor is required to pay or perform pursuant to the terms of this Agreement for the account of the Owner, and any sums spent by the Owner from funds or sources which were not otherwise to have been made available to Developer or Guarantor for such purposes pursuant to the terms of this Agreement or the Development Agreement shall be repaid by Guarantor upon demand, together with interest thereon at the lesser of the Default Rate or the maximum rate of interest permitted under applicable law from the date of demand for repayment until the date repaid;

         (b) Offset any monies due to the Owner from Guarantor pursuant to this Agreement or from the Developer pursuant to the Development Agreement against any monies due from the Owner to Guarantor, together with interest thereon at the Default Rate; and/or

         (c) Upon not less than two (2) business days' prior notice to Guarantor of its intention to do so (except in the case of an emergency, in which case no prior notice shall be required), enter upon and take possession of the Facility (whether in the course of construction or completed), and all materials, supplies, tools, equipment and construction facilities and appliances located thereon, and proceed either in the name of the Owner or in the name of Guarantor, as the Owner shall elect, to Finally Complete the Project at the cost and expense of Guarantor (but giving to Guarantor credit for funds which would otherwise have been made available to Guarantor for such purposes


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pursuant to the terms of this Agreement). If the Owner elects to complete or cause the Project to be so completed, it may do so according to the terms of the Construction Contract (and the Plans and Specifications) and all other authorized contracts with such changes, alterations or modifications as may be necessary to complete the Project, and the Owner may enforce or cancel all contracts entered into, as aforesaid or make other contracts which in the Owner's reasonable opinion are required to complete construction of the Project; and Guarantor shall be liable under this Agreement to pay to the Owner upon demand any amount or amounts incurred or extended by the Owner or its representatives for such performance over and above the Maximum Project Amount; any amount so payable to the Owner pursuant to this sentence shall bear interest at the lesser of the Default Rate or the maximum rate of interest permitted under applicable law from the date of demand by the Owner until payment in full; and/or

         (d) The Owner may exercise all of the rights and remedies provided for in this Agreement or any other rights which may be available to the Owner by law or in equity, and all such rights and remedies are cumulative and concurrent and may be pursued singly, successively or together at the Owner's sole discretion and may be exercised as often as the occasion therefor shall occur. Any failure by the Owner to insist on the strict performance by Guarantor of any of the terms hereof shall not be deemed to be a waiver of any of the terms hereof and the Owner, notwithstanding any such failure, shall have the right thereafter to insist upon strict performance by Guarantor of any and all of the terms of this Agreement.

         5.3. The representations, warranties and agreements of Guarantor herein are of a special, unique and extraordinary character, any violation of which would cause the Owner irreparable harm which could not be reasonably or adequately compensated by damages in an action at law, and this Agreement shall, therefore, be specifically enforceable by injunction or other appropriate equitable proceeding.

         5.4. Without limitation on the provisions of Section 1.1 above, Guarantor hereby waives notice of acceptance of this Agreement and any and all notices and demands of every kind which may be required to be given by any statute or rule of law, and Guarantor agrees that its liability hereunder shall be in no way affected, diminished or released by (a) any extension of time or forbearance which may be granted to the General Contractor, (b) any waiver by the Owner under the Construction Contract, (c) the acceptance by the Owner of additional security, or (d) any bankruptcy or other insolvency proceeding affecting the General Contractor, it being the intent that the obligations of Guarantor hereunder shall be absolute, independent and unconditional under any and all circumstances, including but not limited to any bankruptcy or other insolvency proceeding involving Guarantor.

         5.5. The enforcement of the rights and remedies of the Owner under this Agreement or under applicable law shall not constitute an election of remedies by the Owner. The Owner shall not be obligated to marshal remedies or assets or to proceed against the General Contractor or any other party as a condition to the enforcement of the liabilities of Guarantor hereunder. Guarantor shall pay all reasonable attorneys, fees and court costs incurred by the Owner in enforcing its rights under this Agreement.


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
         5.6. Guarantor agrees to indemnify and save the Owner harmless from and against any and all loss, cost or expense (including, without limitation, reasonable attorneys, fees and court expenses) arising out of the breach or violation of any representation, warranty or covenant of Guarantor under this Agreement.

6.       TERMINATION.

         6.1. The obligations of Guarantor under this Agreement shall terminate on the date (the "Termination Date") when all of the following have occurred: (i) the Project has been Finally Completed, including without limitation the issuance of a certificate of occupancy for the Premises; (ii) all licenses for occupancy of the Premises as a duly licensed assisted living facility are obtained (including licenses which must be obtained by the operator of such a facility); and (iii) the Tenant accepts possession of the Facility under the Lease and commences payment of rent thereunder.

         6.2. Upon the expiration or earlier termination of this Agreement, Guarantor shall forthwith surrender and deliver and cause the Developer to surrender and deliver to the Owner any space in the Premises occupied by Guarantor and shall make delivery to the Owner or to the Owner's designee any funds of the Owner held by Guarantor or the Developer with respect to the Project, and all records, plans, specifications, permits and other governmental approvals, purchase agreements, contracts, receipts for deposits, unpaid bills and all other records, papers and documents in the possession of Guarantor relating to the Project and the development and construction thereof. In addition, Guarantor shall furnish such information and take such action as the Owner shall reasonably require (including, if applicable, cooperating with the person or entity designated by the Owner as the new Guarantor of the Project after the occurrence of an Event of Default hereunder) to effectuate an orderly and systematic termination of Guarantor's duties and activities under this Agreement and of the Developer's activities under the Development Agreement.

7.       MISCELLANEOUS

         7.1. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, and it is agreed that there are no terms, understandings, representations or warranties, expressed or implied, other than those set forth herein.

         7.2. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either of the parties hereto without the written consent of the other party, except that the rights of the Owner hereunder may be collaterally assigned to American Health as security for the performance of Guarantor under the Facility Agreement.

         7.3. The descriptive headings of the articles and sections of this Agreement are inserted for convenience only, and are not intended to and shall not be construed to limit, enlarge or affect the scope or intent of this Agreement or the meaning of any provision hereof.

         7.4. All notices, consents, waivers, directions, requests or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same or such party's attorney, and shall be deemed properly given if sent by reputable overnight service, by telegram or by registered or certified United States mail, return receipt requested, postage prepaid, and addressed as follows:

         If to Guarantor:  Balanced Care Corporation
                           5021 Loouise Drive, Suite 200
                           Mechanicsburg, Pennsylvania 17055

         With a Copy to:   Kirkpatrick and Laockhart, LLP
                           1500 Oliver Building
                           Pittsburgh, Pennsylvania 15222-2312

         If to the Owner:  AHP of [        ], Inc.
                           6400 South Fiddler's Green Circle
                           Suite 1800
                           Englewood, Colorado 80111
                           Attention: President and General Counsel

or to such other address as a party may from time to time designate in writing in the manner set forth above.

         7.5. This Agreement may not be changed or modified except by an agreement in writing executed by each of the parties hereto.

         7.6. Unless otherwise specifically provided herein, all rights, privileges and remedies afforded to the parties by this Agreement shall be cumulative and not exclusive, and the exercise of any one of such remedies shall not be deemed to be a waiver of any other rights, remedies or privileges provided for herein or available at law or in equity or under any other document executed in connection with this Agreement.

         7.7. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.8. THIS AGREEMENT SHALL BE GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF [INDIANA]. If any provision of this Agreement is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision shall be deemed stricken from this Agreement, and the remaining provisions hereof shall continue in full force and effect.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on this 1st day of February 1998, to be effective as of the day and year first above written.


         AHP OF [INDIANA], INC.,
         an Indiana corporation


         By: /s/ Signature Illegible
            ------------------------------
                  Name:
                  Title:
                  Its Authorized Representative

         BALANCED CARE CORPORATION,
         a Delaware corporation


         By: /s/ Signature Illegible
            ------------------------------
                  Name:
                  Title:
                  Its Authorized Representative

       Schedule to Exhibit 10.81 filed pursuant to Instruction 2 to Item
                            601(a) of Regulation S-K

                               Completion Guaranty

                         Location                     Owner
                       Jackson, TN             AHP of Tennessee, Inc.